ATC Venture Group Inc. Announces Financial Preliminary, Unaudited Results For Third Fiscal Quarter

Minnetonka, MN, July 26, 2012—(BUSINESS WIRE)—ATC Venture Group Inc. (AMEX:ATC) today announced its preliminary, unaudited financial results for the third fiscal quarter as follows:

The Company reported total sales, including sales from discontinued operations, of $9.14 million for the nine months ended June 30, 2012 compared to $8.32 million in the prior year.

The Company reported a net income from continuing operations of $197 thousand for the nine months ended June 30, 2012 compared to a net loss of $1.7 million in the prior year period.  The Company reported a total net income, including discontinued operations, of $1.91 million for the nine months ended June 30, 2012 compared to a loss of $2.08 million in the prior year.

The Company reported total sales, including sales from discontinued operations, of $1.06 million for the fiscal quarter ended June 30, 2012 compared to $1.15 million in the prior year.

The Company reported a net income from continuing operations of $842 thousand for the fiscal quarter ended June 30, 2012 compared to a net loss of $332 thousand in the prior year period.  The Company reported total net income, including discontinued operations, of $842 thousand for the fiscal quarter ended June 30, 2012 compared to a loss of $422 thousand in the prior year.

For more information, contact: Monica McCracken-Tietjen, VP of Finance and Administration at 952-215-3119.